For Immediate Release
BofI Holding, Inc. Announces Record Third Quarter Net Income, Up 34.8%
BofI Ranked Best Performing Thrift in the U.S. by SNL

SAN DIEGO, CA - (MARKETWIRE) - May 8, 2013 - BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the third fiscal quarter ended March 31, 2013. Net income was a record $10,402,000, an increase of 34.8% over net income of $7,718,000 for the quarter ended March 31, 2012. Earnings attributable to BofI's common stockholders were $10,053,000 or $0.74 per diluted share for the third quarter of fiscal 2013, an increase of 37.1% from $7,331,000 or $0.58 per diluted share for the third quarter ended March 31, 2012.
Core earnings, which exclude the after-tax impact of gains and losses associated with our securities portfolio, increased 23.5% to $10,199,000 for the quarter ended March 31, 2013 compared to $8,256,000 for the quarter ended March 31, 2012.

Third Quarter Fiscal 2013 Financial Summary:

Three Months Ended March 31,	Q3 Fiscal 2013	Q3 Fiscal 2012	YOY Change
(Dollars in thousands)
Net Interest Income	$26,202	$20,335	28.9%
Non-Interest Income	$6,834	$3,856	77.2%
Net Income	$10,402	$7,718	34.8%
Core Earnings[1]	$10,199	$8,256	23.5%
Net Income Attributable to Common Stockholders	$10,053	$7,331	37.1%
Diluted EPS	$0.74	$0.58	27.6%

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1 Core earnings is a non-GAAP measure that excludes realized and unrealized gains and losses associated with our securities portfolios.

For the nine months ended March 31, 2013, net income was a record $29,159,000, an increase of 39.4% over net income of $20,911,000 for the nine months ended March 31, 2012. Earnings attributable to BofI's common stockholders were $28,401,000 or $2.12 per diluted share for the nine months ended March 31, 2013, an increase of 41.9% from $20,018,000 or $1.68 per diluted share for the nine months ended March 31, 2012. Record earnings for the quarter and for the nine months ended March 31, 2013 were primarily the result of growth in both the Bank's loan portfolio and its fee income businesses.
“For the fifth consecutive quarter, net income has reached a new high as we execute on our strategy to grow and diversify our business,” stated Mr. Greg Garrabrants, President and Chief Executive Officer. During the third quarter we increased non-interest bearing deposits by $70.5 million primarily through new business relationships. Our cost of funds has decreased 48 basis points year over year as we benefited from shifting our deposit mix toward lower cost checking, savings and money market accounts resulting in a year over year increase in our net interest margin to 3.74% this quarter, up two basis points. Gain on sale of loans from our mortgage banking business was $5.4 million this quarter, up $1.0 million from the third quarter of fiscal 2012. Loan originations from our commercial and industrial business unit totaled $71.8 million this quarter, up $59.4 million from the $12.4 million originated in the third quarter of fiscal 2012. Annualized net charge-offs to average loans this quarter were 13 basis points, down from 43 basis points for the third quarter of fiscal 2013 and non-performing assets to total assets at March 31, 2013 was 71 basis points, down from 76 basis points at March 31, 2012.
“As further evidence of the strength of our business , we are proud to announce that BofI has just been recognized by SNL Financial as the top-performing thrift for the year 2012, up from the number two position in 2011 and 2010,” continued Mr. Garrabrants. “To reach the top of this list, a bank needs to demonstrate superior performance in a variety of disciplines. SNL Financial ranks the best of the 100 largest public thrifts using six financial metrics that focus on return on average assets, return on average tangible common equity, efficiency ratio, median three-year growth rate in tangible book value per share, nonperforming loans to total loans, and net charge-offs to average loans for the 12-month period ended December 31, 2012.”
“To support our Bank's future balance sheet growth, we raised $7,050,000 in gross proceeds in March from the issuance of 200,000 shares of common stock at $35.25 per share through our new 'at-the-market' (ATM) public offering,” added Mr. Garrabrants. “This was the first issuance of common stock under the $50 million ATM offering which has nearly $43 million available for future issuance. In addition, as of April 24, 2013, BofI was able to eliminate the 6% dividend payment on its $18.6 million of Series C convertible preferred stock by exercising our right to convert the preferred stock to common stock. Our annualized return on common stockholders' equity for this quarter was 17.75% and our Bank Tier 1 capital ratio increased to 8.64% at March 31, 2013, up from 8.52% at December 31, 2012.”

Other Highlights:

•	Total assets reached $2,961.7 million, up $683.6 million or 30.0% compared to March 31, 2012

•	Loan portfolio grew by $599.6 million or 37.6% compared to March 31, 2012

•	Loan originations for the three months ended March 31, 2013 were $446.5 million, up 37.5% compared to the quarter ended March 31, 2012

•	Deposits grew by $527.5 million, or 33.5% compared to March 31, 2012

•	Asset quality remains strong with total non-performing assets of 0.71% of total assets and non-performing loans equal to 0.86% of total loans at March 31, 2013

•	Tangible book value increased to $18.17 per share, up $2.53 per share compared to March 31, 2012

Third Quarter Fiscal 2013 Income Statement Summary
During the quarter ended March 31, 2013, BofI earned $10,402,000 or $0.74 per diluted share compared to $7,718,000, or $0.58 per diluted share for the quarter ended March 31, 2012. Net interest income increased $5,867,000 or 28.9% for the quarter ended March 31, 2013 compared to March 31, 2012. Average earning assets grew year over year by $618.2 million and our net interest margin was 3.74% compared to 3.72% for the quarters ended March 31, 2013 and 2012, respectively.
Loan loss provision was $1,550,000 for the quarter ended March 31, 2013 as compared to $2,000,000 for the quarter ended March 31, 2012. The decrease was the result of lower charge-offs which decreased by approximately $929,000 this quarter compared to the third quarter of fiscal 2012. The benefit of the decrease in charge-offs was partially offset by additional provisions needed for growth in the loan portfolio.
For the third quarter ended March 31, 2013, non-interest income was $6,834,000 compared to $3,856,000 for the three months ended March 31, 2012. Approximately one third of the increase was due to mortgage banking income which increased to $5,372,000 for the quarter ended March 31, 2013 compared to $4,399,000 for the quarter ended March 31, 2012. Also, increased prepayment penalty income and higher gains realized on the sale and valuation of securities both contributed to the increase in non-interest income for the third quarter of fiscal 2013 compared to fiscal 2012.
Non-interest expense or operating costs increased $4,731,000 to $13,921,000 for the quarter ended March 31, 2013 from $9,190,000 for the three months ended March 31, 2012. The increase was mainly a result of an increase in compensation expense of $2,240,000 related to additional staffing added since March 31, 2012, an increase in professional services of $495,000, occupancy and equipment expense increased by $248,000, advertising and promotional expense increased $232,000, costs associated with real estate owned and repossessed vehicles increased by $259,000 and other general and administrative increased by $964,000. The increases in staffing, occupancy costs, advertising and other general and administrative expenses are primarily due to growth of the Bank's lending and deposit operations.

Balance Sheet Summary
BofI's total assets increased $574.8 million, or 24.1%, to $2,961.7 million, as of March 31, 2013, up from $2,386.8 million at June 30, 2012. The loan portfolio increased a net $474.8 million, primarily from portfolio loan originations of $778.3 million less principal repayments and other adjustments of $303.5 million. Loans held for sale increased $18.3 million. Investment securities decreased $35.4 million as principal repayments exceeded new security investments. Total liabilities increased by $520.7 million or 23.9%, to $2,701.0 million at March 31, 2013, up from $2,180.2 million at June 30, 2012. The increase in total liabilities resulted primarily from growth in demand, savings and time deposits of $487.8 million. Stockholders' equity increased by $54.1 million, or 26.2%, to $260.7 million at March 31, 2013, up from $206.6 million at June 30, 2012. The increase was primarily the result of $29.2 million in net income, issuance of Series C convertible preferred stock of $18.6 million, sale of common stock through ATM offering of $6.7 million, vesting and issuance of RSU's and exercise of stock options of $2.0 million, less $2.1 million unrealized loss in other comprehensive income and $0.8 million in dividends declared on preferred stock.

The Bank's Tier 1 capital was 8.64% at March 31, 2013 compared to 8.42% at March 31, 2012.

Conference Call
A conference call and webcast will be held on Wednesday, May 8, 2013 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-224-1078, passcode 3999362; international callers should dial: 913-312-1449, using the same passcode. The conference call will be webcast live and may be accessed at BofI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI's website for 30 days.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $2.9 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 3000 Index.

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as core earnings. Core earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI's core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of its business and performance, these non-GAAP measures should not be consider in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to core earnings:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(Dollars in thousands)	2013	2012	2013	2012
Net income	$10,402	$7,718	$29,159	$20,911
Realized securities gains	(420)	—	(420)	—
Unrealized securities losses	77	906	874	1,593
Tax provision	140	(368)	(185)	(644)
Core earnings	$10,199	$8,256	$29,428	$21,860

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business, diversify its lending, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:
BofI Holding, Inc.
Gregory Garrabrants, President and CEO
858/350-6203
Gregory.Garrabrants@bofifederalbank.com

Investor Relations:
MZ Group, Inc.
Mark A. McPartland, Senior Vice President
1-212-301-7130
markmcp@mzgroup.us

The following tables set forth certain selected financial data concerning the periods indicated:
BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands)

	March 31, 2013	June 30, 2012	March 31, 2012
Selected Balance Sheet Data:
Total assets	$2,961,663	$2,386,845	$2,278,030
Loans—net of allowance for loan losses	2,195,331	1,720,563	1,595,704
Loans held for sale, at fair value	32,412	38,469	44,286
Loans held for sale, lower of cost or market	65,059	40,712	45,329
Allowance for loan losses	12,286	9,636	8,355
Securities—trading	7,194	5,838	5,983
Securities—available-for-sale	159,486	164,159	170,397
Securities—held-to-maturity	280,908	313,032	328,528
Total deposits	2,102,936	1,615,088	1,575,473
Securities sold under agreements to repurchase	110,000	120,000	120,000
Advances from the FHLB	460,000	422,000	359,000
Subordinated debentures and other borrowings	5,155	5,155	5,155
Total stockholders’ equity	260,704	206,620	203,239

BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Selected Income Statement Data:
Interest and dividend income	$34,635	$29,348	$99,191	$85,729
Interest expense	8,433	9,013	25,568	28,131
Net interest income	26,202	20,335	73,623	57,598
Provision for loan losses	1,550	2,000	6,050	5,963
Net interest income after provision for loan losses	24,652	18,335	67,573	51,635
Non-interest income	6,834	3,856	19,844	11,412
Non-interest expense	13,921	9,190	38,234	27,946
Income before income tax expense	17,565	13,001	49,183	35,101
Income tax expense	7,163	5,283	20,024	14,190
Net income	$10,402	$7,718	$29,159	$20,911
Net income attributable to common stock	$10,053	$7,331	$28,401	$20,018
Per Share Data:
Net income:
Basic	$0.76	$0.62	$2.20	$1.72
Diluted	$0.74	$0.58	$2.12	$1.68
Book value per common share	$18.17	$15.64	$18.17	$15.64
Tangible book value per common share	$18.17	$15.64	$18.17	$15.64
Weighted average number of shares outstanding:
Basic	13,293,713	11,919,305	12,902,600	11,612,887
Diluted	13,951,486	13,226,903	13,675,101	12,303,128
Common shares outstanding at end of period	13,049,775	11,430,145	13,049,775	11,430,145,000
Common shares issued at end of period	13,893,224	12,174,770	13,893,224	12,174,770,000
Performance Ratios and Other Data:
Loan originations for investment	$166,585	$145,312	$778,281	$530,091
Loan originations for sale	279,865	179,399	815,230	497,578
Loan purchases	—	—	1,541	—
Return on average assets	1.45%	1.38%	1.45%	1.30%
Return on average common stockholders’ equity	17.75%	16.80%	17.82%	16.64%
Interest rate spread[1]	3.62%	3.57%	3.63%	3.50%
Net interest margin[2]	3.74%	3.72%	3.75%	3.66%
Efficiency ratio	42.14%	37.99%	40.91%	40.50%
Capital Ratios:
Equity to assets at end of period	8.80%	8.92%	8.80%	8.92%
Tier 1 leverage (core) capital to adjusted tangible assets[3]	8.64%	8.42%	8.64%	8.42%
Tier 1 risk-based capital ratio[3]	14.10%	13.47%	14.10%	13.47%
Total risk-based capital ratio[3]	14.78%	14.05%	14.78%	14.05%
Tangible capital to tangible assets[3]	8.64%	8.42%	8.64%	8.42%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.13%	0.43%	0.22%	0.41%
Non-performing loans to total loans	0.86%	0.99%	0.86%	0.99%
Non-performing assets to total assets	0.71%	0.76%	0.71%	0.76%
Allowance for loan losses to total loans at end of period	0.55%	0.52%	0.55%	0.52%
Allowance for loan losses to non-performing loans	64.28%	52.14%	64.28%	52.14%
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1. Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Reflects regulatory capital ratios of BofI Federal Bank.